Exhibit 4.1

INTERSTATE POWER AND LIGHT COMPANY

(formerly known as IES Utilities Inc.,

formerly known as Iowa Electric Light and Power Company)

TO

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

Successor Trustee

__________________________

Sixty-fifth Supplemental

Indenture

Dated as of May 5, 2006

__________________________

SUPPLEMENTAL TO

INDENTURE OF MORTGAGE AND DEED OF TRUST

DATED AS OF AUGUST 1, 1940

______________________________________________________________________________

THIS SIXTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of May 5, 2006, between INTERSTATE POWER AND LIGHT COMPANY (formerly known as IES Utilities Inc., formerly known as Iowa Electric Light and Power Company), a corporation organized and existing under the laws of the State of Iowa (hereinafter called the “Company”), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as successor Trustee, a national banking association organized and existing under the laws of the United States of America.

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered its Indenture of Mortgage and Deed of Trust, dated as of August 1, 1940 (hereinafter called the “Original Indenture”), to the Trustee to secure the first mortgage bonds (herein sometimes referred to as “first mortgage bonds”) of the Company, issuable in series; and

WHEREAS, the Company thereafter executed and delivered certain Supplemental Indentures, First through Sixty-fourth, inclusive, for the various purposes of creating additional series of first mortgage bonds, conveying and confirming unto the Trustee certain additional property, correcting the description of a certain parcel of land as set forth in the Original Indenture and amending the Original Indenture in certain respects (the Original Indenture and the above referred to Supplemental Indentures together with this Sixty-fifth Supplemental Indenture being herein sometimes collectively referred to as the “Indenture”); and

WHEREAS, there have been issued and are now outstanding under the Indenture the following described first mortgage bonds:

First Mortgage Bonds	Principal Amount
Collateral Series A due 2008	$50,000,000
Collateral Series D due 2006	$60,000,000
Collateral Series E due 2007	$55,000,000
Collateral Series F due 2014	$38,385,000

WHEREAS, J.P. Morgan Trust Company, National Association, as trustee (the “New Mortgage Trustee”) under the Company’s Indenture of Mortgage and Deed of Trust dated as of September 1, 1993 (as supplemented and amended, the “New Mortgage”), is the registered holder of all such outstanding first mortgage bonds;

WHEREAS, the Company hereby certifies to the Trustee and the New Mortgage Trustee that no Event of Default, as such term is defined in the New Mortgage, has occurred and is continuing, and that it desires the Trustee to execute and deliver pursuant to Section 169 and other applicable provisions of the Indenture this Sixty-fifth Supplemental Indenture as an embodiment of certain modifications appearing in Sections 1 through 35 of this Sixty-fifth Supplemental Indenture (collectively, the “Modifications”) to the Indenture that are authorized by Section 705 and 705(a) of the New Mortgage;

WHEREAS, the Company and the Trustee desire to execute and deliver, pursuant to Section 169 and other applicable provisions of the Indenture, this Sixty-fifth Supplemental Indenture containing the Modifications pursuant to the New Mortgage Trustee’s consent to the Modifications, as holder of all of the above-described first mortgage bonds issued and outstanding under the Indenture, and direction to the Trustee to execute and deliver this Sixty-fifth Supplemental Indenture, pursuant to the direction and requirement of it to do so, in accordance with and pursuant to the terms of Section 705 and 705(a) of the New Mortgage, as applicable;

WHEREAS, Section 158 of the Indenture provides that the Company, when authorized by resolution of the Board, and the Trustee, may at any time, subject to the restrictions in the Indenture contained, enter into such an indenture supplemental to the Original Indenture as may or shall be by them deemed necessary or desirable for the purpose of curing any ambiguity;

WHEREAS, Company desires to cure an ambiguity by defining “Board of Directors” for purposes of the Indenture; and

WHEREAS, all acts and proceedings required by law and by the Indenture to effect said amendment, have been done and taken; and the execution and delivery of this Sixty-fifth Supplemental Indenture have been in all respects duly authorized.

NOW, THEREFORE, THIS SIXTY-FIFTH SUPPLEMENTAL INDENTURE WITNESSETH, that the Company hereby covenants and agrees to and with the Trustee and its successors and assigns forever as follows:

SECTION 1.      Section 4 of the Indenture is amended by adding a new last sentence thereof reading as follows:

Notwithstanding any other provision of this Indenture, whenever this Indenture shall require authorization by, or a Resolution of, the Board of Directors of the Company for the issuance of Bonds or the determination of the terms of a series of Bonds, such requirement shall be satisfied if the action is taken by the Board of Directors or by such other means as would be sufficient for the issuance of bonds, or the determination of terms of a series thereof, pursuant to the Company’s Indenture of Mortgage and Deed of Trust, dated as of September 1, 1993.

SECTION 2.      Paragraph L of Section 24 of the Indenture is amended by adding thereto the following sentence:

Notwithstanding any other provision of this Indenture to the contrary, to the extent that cash held by the Trustee has been deposited, or Property Additions have been applied, to satisfy any sinking fund requirements of Bonds issued hereunder, which sinking fund requirements shall no longer be in effect, such cash or Property Additions shall again have the status of Unbonded Cash or Unbonded Property, as the case may be, and may be used for any other purpose hereunder, as if the same had never been so deposited or applied to satisfy such sinking fund requirements and, with respect to such Property Additions, irrespective of the date or dates such Property Additions were made, acquired, constructed or erected.

SECTION 3.      Paragraph N(1) of Section 24 of the Indenture is amended by changing “166-2/3%” to “133-1/3%”.

SECTION 4.     Paragraph G of Section 25 of the Original Indenture is amended by changing Item (9) of the “Summary Certificate and Computation of Net Bondable Additions”, appearing therein, to read as follows: “(9) Amount of First Mortgage Bonds which may be authenticated and delivered: - 75% of item (8)”.

SECTION 5.      Section 26 of the Indenture is amended by changing “60%”, appearing therein, to 75%”.

SECTION 6.     The first sentence of Paragraph A of Section 24 of the Indenture is amended by replacing the words preceding “used or useful” with the following words:

A.          “Property Additions” shall be taken to mean and comprise any item, unit or element of tangible property which at such time is owned by the Company and is subject to the lien of this Indenture, including that

SECTION 7.      The third sentence of Paragraph A of Section 24 of the Indenture is amended by deleting subparagraphs (5), (7) and (8) thereof.

SECTION 8.      Paragraph F of Section 25 of the Indenture and all references in the Indenture to said Paragraph F or the Net Earnings Certificate required thereby, including without limitation those referred to in Sections 9 – 12 below, are deleted.

SECTION 9.	Section 29 of the Indenture is amended by deleting Paragraph F thereof.

SECTION 10.    Section 31 of the Indenture is amended by deleting the words “, or (c) the Net Earnings Certificate required by Paragraph F of Section 25 or by Section 36”.

SECTION 11.    Section 36 of the Indenture is amended by deleting the semicolon and all words appearing after the words “as in Paragraph B of Section 35 provided” and by replacing said semicolon with a period.

SECTION 12.    Paragraph C(3) of Section 51 of the Indenture is amended by deleting therefrom the words “, nor the Net Earnings Certificate required by Section 36”.

SECTION 13.   Paragraph D(1) of Section 41 of the Indenture is amended to read as follows:

(1)         PURCHASE MONEY OBLIGATIONS secured by a mortgage on the property to be released, or a portion thereof, and not exceeding in principal amount the Fair Value (as certified as above set forth in this Paragraph D) of the property covered by such purchase money mortgage, which purchase money obligations, and the mortgage securing the same, shall be duly assigned to the Trustee and shall be received by the Trustee at the principal amount thereof in lieu of cash.

SECTION 14.    Section 41 of the Indenture is amended by adding the following at the end thereof:

Notwithstanding the provisions of Section 40 or the foregoing provisions of this Section 41, the Trustee shall, whenever from time to time requested by the Company, such request to be evidenced by a Certificate of the Company, dated not more than 60 days prior to the application for such release, release from the lien hereof any property, without requiring compliance with any of the provisions of Section 40 or the foregoing provisions of this Section 41; provided that the fair value of any property released pursuant to this paragraph, together with the fair value of any other property previously released pursuant to this paragraph in the then current calendar year, shall not exceed an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of Bonds then outstanding under this Indenture. The Certificate of the Company shall also be signed (except as to (ii) below) by an Engineer selected by the Company, who may be in the employ of the Company, and shall state (i) the fair value of the property to be released, (ii) that no Default has occurred and is continuing, and (iii) that the release will not, in the opinion of the signers, adversely affect the conduct of the Primary Business of the Company or impair the security of this Indenture in contravention of the provisions hereof. The Company covenants that it will deposit with the Trustee the consideration, if any, received by it upon the sale or other disposition of any property so released.

SECTION 15.    Section 41 of the Indenture is amended by deleting from the first sentence thereof the words “which shall no longer be useful, necessary, profitable or advantageous in the judicious management and maintenance of the Trust Estate or in the conduct of the business of the Company” and substituting therefor the words “the release of which would not adversely affect the conduct of the Primary Business of the Company”.

SECTION 16.    Paragraph B(2)(a) of Section 41 of the Indenture is amended by revising it to read as follows:

that such sale or disposition will not, in the judgment of the signers of said Certificate, adversely affect the conduct of the Primary Business of the Company (“Primary Business” of the Company, meaning, for purposes of this Section 41, the generation, purchase, production, transmission, distribution, supply and/or sale of electricity), or

SECTION 17.    Section 51 of the Indenture is amended by adding the following at the end thereof:

The Trustee shall, from time to time, upon the Written Order of the Company, and without requiring compliance with any of the foregoing provisions of this Section 51, pay over to the Company Trust Moneys not to exceed, together with any other amounts paid over in the then current calendar year pursuant to this paragraph, an amount equal to the greater of $5,000,000 and 3% of the aggregate principal amount of the Bonds then outstanding under this Indenture; provided, however, that such Trust Moneys shall be, and the Company hereby covenants that such Trust Moneys shall be, expended for property of the character herein defined as Property Additions. In addition to requesting payment over, said Written Order shall state that no Default has occurred and is continuing.

SECTION 18.    The current last paragraph of Section 51 of the Indenture is amended by inserting “133-1/3% of” after the words “equal to” appearing therein.

SECTION 19.    Section 72 of the Indenture is amended by deleting the words “except as provided in Section 83”.

SECTION 20.    Section 83 of the Indenture and all references thereto in the Indenture are deleted.

SECTION 21.    Section 74 of the Indenture and all references thereto in the Indenture are deleted.

SECTION 22.   Paragraph H of Section 24 of the Indenture is amended by deleting clauses (3), (4) and (5) thereof.

SECTION 23.    Paragraph L of Section 24 of the Indenture is amended to add thereto the following sentence:

Notwithstanding any other provision of this Indenture to the contrary, to the extent that Property Additions have been taken as a credit to satisfy any maintenance fund requirements hereunder (including without limitation those of Section 74 previously included herein), which maintenance fund shall no longer be in effect, such Property Additions shall again have the status of Unbonded Property and may be used for any other purpose hereunder, as if the same had never been so taken as a credit to satisfy such maintenance fund requirements and irrespective of the date or dates such Property Additions were made, acquired, constructed or erected.

SECTION 24.    Paragraph M of Section 24 of the Indenture is amended to add thereto the following sentence:

Notwithstanding any other provision of this Indenture to the contrary, to the extent that cash held by the Trustee has been deposited to satisfy any maintenance fund requirements hereunder (including without limitation those of Section 74 previously included herein), which maintenance fund shall no longer be in effect, such cash shall again have the status of Unbonded Cash and may be used for any other purposes hereunder, as if the same had never been so deposited to satisfy such maintenance fund requirements.

SECTION 25.    Paragraph N of Section 24 of the Indenture is amended by deleting the references therein to Sub-paragraph (1) of Paragraph B of Section 74 and substituting therefor the specific requirements previously contained in said Sub-paragraph.

SECTION 26.   Paragraph O(2) of Section 24 of the Indenture is amended to read as follows:

An amount equal to the charges made by the Company for depreciation and/or retirement reserves during the period for which the computation is being made in respect of all properties of the Company.

SECTION 27.    Paragraph G of Section 25 of the Indenture is amended by deleting from the “Certificate and Computation” sub-clauses (c), (d) and (e) of clause (5), and all references in the Indenture to such sub-clauses are also deleted.

SECTION 28.    Section 78(i) of the Indenture is amended by amending the first sentence thereof to read as follows:

The Company will at all times keep all of its property which is of an insurable nature, and of the character usually insured by companies operating properties similar to the properties of the Company, insured against loss or damage by fire in such amounts as are usually insured against by companies operating properties similar to the properties of the Company.

SECTION 29.    Section 78(i) of the Indenture is amended by deleting the second sentence thereof.

SECTION 30.    Section 78(i) of the Indenture is amended by deleting the words “Ten Thousand Dollars ($10,000)” and substituting therefor the words “the greater of (x) $5,000,000 and (y) 3% of the principal amount of the Bonds then outstanding,”.

SECTION 31.    Section 85 of the Indenture and all references thereto in the Indenture are deleted.

SECTION 32.    Section 105 of the Indenture is amended by deleting clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) thereof and substituting therefor the following:

(a)          failure to pay interest, if any, on any Bond hereby secured within ninety (90) days after the same becomes due and payable; or

(b)         failure to pay the principal of or premium, if any, on any Bond hereby secured within three (3) business days after its maturity; or

(c)         failure to perform or breach of any covenant or warranty of the Company in this Indenture (other than a covenant or warranty a default in the performance of which or breach of which is elsewhere in this Section specifically dealt with) for a period of sixty (60) days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in principal amount of the Bonds then outstanding, a written notice specifying such default or breach and requiring it to be remedied, unless the Trustee, or the Trustee and the holders of a principal amount of Bonds not less than the principal amount of Bonds the holders of which gave such notice, as the case may be, shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of Bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued; or

(d)         the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition by one or more persons other than the Company seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator assignee, trustee, sequestrator or other similar official for the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of ninety (90) consecutive days; or

(e)          the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Company.

SECTION 33.    Section 107(i) of the Indenture is amended to (i) to change “25%” to “a majority” in the first sentence thereof and (ii) to replace the words “the holders of at least a majority in amount of the Bonds then outstanding, by written notice to the Company and to the Trustee, may rescind and annul such declaration” with the words “such declaration and its consequences shall, without further act, be deemed to have been rescinded and annulled”.

SECTION 34.   Section 118 of the Indenture is amended by changing “25%” to “a majority” in the first paragraph thereof.

SECTION 35.   Section 166 of the Indenture is amended by changing “75%” to “a majority” in the first sentence thereof.

SECTION 36.    Section 24 of the Indenture is amended by adding a new paragraph to read as follows:

“Board of Directors” means either the board of directors of the Company or any duly authorized committee thereof.

SECTION 37.    The recitals contained in this Supplemental Indenture are made by the Company and not by the Trustee; and all of the provisions contained in the Original Indenture, as heretofore supplemented, in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall, except as hereinabove modified, be applicable in respect hereof as fully and with like effect as if set forth herein in full.

SECTION 38.  All the covenants, stipulations, promises and agreements in this Supplemental Indenture contained, by or on behalf of the Company, shall bind and inure to the benefit of its successors and assigns, whether so expressed or not.

SECTION 39.    Nothing in this Supplemental Indenture expressed or implied is intended or shall be construed to give to any person other than the Company, the Trustee, and the holders of the first mortgage bonds any legal or equitable right, remedy or claim under or in respect of the Indenture or any covenant, condition or provision therein or in the first mortgage bonds contained, and all such covenants, conditions, and provisions are and shall be held to be for the sole and exclusive benefit of the Company, the Trustee and the holders of the first mortgage bonds issued under the Indenture.

SECTION 40.   All references in the Original Indenture to the various Sections and Articles thereof shall be deemed to refer to said Sections and Articles as heretofore amended, and the Original Indenture shall hereafter be construed and applied as heretofore amended and supplemented.

SECTION 41.  This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, INTERSTATE POWER AND LIGHT COMPANY has caused this Sixty-fifth Supplemental Indenture to be signed in its corporate name by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Corporate Secretary or an Assistant Corporate Secretary, and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, in token of its acceptance of the trusts created hereunder, has caused this Sixty-fifth Supplemental Indenture to be signed in its corporate name by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereunto affixed and attested by one of its Trust Officers, all as of the day and year first above written.

INTERSTATE POWER AND LIGHT COMPANY

By _____________________________________
Name: Thomas L. Hanson
Title: Vice President and Treasurer

(CORPORATE SEAL)
ATTEST:
_____________________________________
Name: F. J. Buri
Title: Corporate Secretary

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, Successor Trustee

By _____________________________________
Name: Janice Ott Rotunno
Title: Vice President

(CORPORATE SEAL)
ATTEST:
_____________________________________
Name: Christopher C. Holly
Title: Assistant Secretary

STATE OF WISCONSIN )
) ss:
COUNTY OF DANE )

On this 5th day of May, 2006 before me, the undersigned, a Notary Public in and for the said County in the state aforesaid, personally appeared Thomas L. Hanson and F. J. Buri, to me personally known, and to me known to be Vice President and Treasurer and Corporate Secretary, respectively, of INTERSTATE POWER AND LIGHT COMPANY, one of the corporations described in and which executed the within and foregoing instrument, and who, being by me severally duly sworn, each did say that the said Thomas L. Hanson is Vice President and Treasurer, and that the said F. J. Buri is Corporate Secretary of the said INTERSTATE POWER AND LIGHT COMPANY, a corporation; that the seal affixed to the within and foregoing instrument is the corporate seal of the said corporation, and that the said instrument was signed and sealed on behalf of said corporation by authority of its Board of

Directors; and the said Vice President and Treasurer and Corporate Secretary each acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.

WITNESS my hand and notarial seal this 5th day of May, 2006.

_____________________________________
Notary Public

My Commission expires:

(NOTARIAL SEAL)

STATE OF ILLINOIS )
) ss:
COUNTY OF DUPAGE )

On this 5th day of May, 2006, before me, the undersigned, a Notary Public in and for said County in the State aforesaid, personally appeared Janice Ott Rotunno and Christopher C. Holly to me personally known, and to me known to be a Vice President and Assistant Secretary, respectively, of J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, one of the corporations described in and which executed the within and foregoing instrument, and who, being by me severally duly sworn, each did say that the said Janice Ott Rotunno is a Vice President and that the said Christopher C. Holly is an Assistant Secretary of the said J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, a corporation; that the seal affixed to the within and foregoing instrument is the corporate seal of the said corporation, and that the said instrument was signed and sealed on behalf of said corporation by authority of its By-Laws; and the said Janice Ott Rotunno and Christopher C. Holly each acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.

WITNESS my hand and notarial seal this 5th day of May, 2006.

_____________________________________
Notary Public

My Commission expires:

(NOTARIAL SEAL)